FROM:     Lawrence A. Rand                   Louis Lipschitz
          Kekst and Company                  Toys "R" Us, Inc.
          437 Madison Avenue                 461 From Road
          New York, NY  10022                Paramus, NJ  07652
          (212) 521-4800                     (201) 368-5548

FOR:      Toys "R" Us, Inc.                  FOR IMMEDIATE RELEASE
          (NYSE:  TOY)                       ---------------------


                 TOYS "R" US REPOSITIONS WORLDWIDE BUSINESS
        --Company Will Reformat Stores and Re-Engineer Supply Chain--
          ---------------------------------------------------------

PARAMUS, NEW JERSEY, September 16, 1998 -- Toys "R" Us announced today major strategic initiatives to reposition its worldwide business, including a customer-focused reformatting of its toy stores, restructuring its International operations and accelerating its supply chain management program.

"These actions will be the springboard to implementing our expanded vision for the future which is to provide not only toys -- but also to provide our customers with broader merchandise offerings and services for kids and families," said Robert Nakasone, Chief Executive Officer. "We can now move forward with our aggressive program to reposition and reformat our worldwide toy stores and accelerate the benefits to be derived from the initial stage of our supply chain management systems. These actions will also allow the management in our under-performing markets in continental Europe to focus their time and energy on more promising opportunities."

As a result of extensive consumer research and renewed customer focus, the company is bringing together a number of successfully tested concepts into its new C-3 format. This format has a dramatically different merchandise presentation, including: Media World, an expanded electronics department in a separate enclosed area; Kids Apparel, a value based offering of basic and licensed clothing; and "Deal World", with expanded special promotional buys. The first phase of this C-3 store format and operating approach will increase selling space by 18% to create a more customer-friendly store layout. Operating and distribution enhancements will support a broader merchandise assortment and allow for the establishment of higher standards for merchandising presentation, inventory turns, and customer service. Next year, 200 US toy stores will be converted to the C-3 format, with approximately 75% of all US toy stores converted by October, 2000.

The initial stage of the company's supply chain re-engineering has already produced a reduction of over $370 million in US same toy store inventories since the beginning of this year. The C-3 format will require additional inventory reductions to accommodate new product offerings. The completion of this initiative will substantially improve merchandise planning and distribution techniques, allowing for further improvements in inventory turns in the coming years.

The company has also extensively reviewed all of its stores and distribution centers to determine how to better improve asset productivity and reduce operating costs.

The findings support the following initiatives:

- The closing and/or disposition of 50 toy stores in the International division, predominately in continental Europe, and 9 in the United States that do not meet the company's return objectives;

- The consolidation of a number of distribution centers and administrative offices into existing facilities and an attendant reduction of administrative support functions, in the United States and Europe.

- The company currently operates 65 successful combination stores, where Kids "R" Us shares approximately 6,000 square feet within a Toys "R" Us store. The company will convert 26 existing US toy stores and downsize its 2 KidsWorld stores into combination stores in the C-3 format. This step will permit the company to close 31 nearby Kids "R" Us stores.

"After six months of intensive review our executive team has concluded that in order for us to accomplish these initiatives on an accelerated basis, it will be necessary to take estimated charges of $495 million, after tax benefits, in our third fiscal quarter ending October 31, 1998," Mr. Nakasone said.

"We believe that the implementation of these strategic initiatives will have a significant positive effect on economic value added (EVA), improve our free cash flow and increase our operating earnings by more than $75 million in 1999, and even more thereafter. Our financial position remains strong and these initiatives lay the foundation for increased shareholder returns," Mr. Nakasone concluded.

Charges, before tax benefits, reflect:

- Restructuring charges of $295 million and inventory markdowns of $29 million associated with the cost of closing and/or downsizing stores, distribution centers and administrative functions. This will eliminate underperforming stores and streamline the company's operations; and

- Additional markdowns of approximately $252 million needed to clear excess inventory from stores, and charges related to inventory system refinements and changes in accounting estimates of $102 million. These markdowns are needed to enable the company to quickly achieve its optimal inventory assortment, improve controls and streamline systems so that it can proceed with the C-3 conversions on an accelerated basis. These actions will provide our customers with a much better shopping experience leading to increased sales and higher inventory turns.

Toys "R" Us -- The Worldwide Authority on Kids, Families and Fun -- currently operates 1,462 stores; 697 toy stores in the United States, 448 international stores, including franchise stores, 214 Kids "R" Us children's clothing stores, 101 Babies "R" Us stores and 2 KidsWorld stores. The company also sells merchandise through its Internet site at www.toysrus.com.

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Such statements should be considered as subject to risks and uncertainties that exist in the company's operations and business environment that could render actual outcomes and results materially different than predicted. In addition, the realization of the benefits anticipated from the strategic initiatives described in this press release will be dependent, in part, on management's ability to execute its business plans and to effectively dispose of assets, to changes in consumer or product demand, changes in competition and changes in market conditions. Additional factors that could constitute risks have been set forth in documents filed by the company with the Securities and Exchange Commission.

                            #   #   #